UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 Current Report




                PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
                              EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)          July 16, 2002
                                                --------------------------------

Commission File Number:    000-17962


                         Applebee's International, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

            Delaware                                      43-1461763
  ----------------------------              ------------------------------------
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
   incorporation or organization)

          4551 W. 107th Street, Suite 100, Overland Park, Kansas 66207
 -------------------------------------------------------------------------------
              (Address of principal executive offices and zip code)

                                 (913) 967-4000
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


                                      None
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


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



Item 5.           Other Events

     On July 16, 2002, Applebee's International, Inc. (the "Company") issued a press release entitled " Applebee's International Enters Into Agreement to Acquire 21 Franchise Restaurants." The press release contained the following information.



                                                           FOR IMMEDIATE RELEASE


Contact:  Carol DiRaimo,
          Director of Investor Relations
          (913) 967-4109


                 APPLEBEE'S INTERNATIONAL ENTERS INTO AGREEMENT
                       TO ACQUIRE 21 FRANCHISE RESTAURANTS


OVERLAND PARK, KAN., July 16--Applebee's International, Inc. (Nasdaq:APPB) announced today that it has reached an agreement with Apple Capitol Group, LLC, an existing Applebee's franchisee, to acquire the assets of 21 Applebee's restaurants located in the Washington, D.C. area for $32.8 million in cash at closing, subject to adjustment. The agreement also provides for additional payments if the restaurants achieve cash flow in excess of historical levels. The 21 restaurants are located in Maryland, Virginia, Delaware, Pennsylvania and West Virginia.

Lloyd L. Hill, chairman and chief executive officer, said, "As we announced in May, part of our growth strategy is to use our strong balance sheet and substantial free cash flow for franchise acquisitions. We believe the territory in which the Apple Capitol restaurants are located will ultimately support a total of approximately 40 Applebee's restaurants. These restaurants are contiguous to the Virginia market that we acquired in 1998. Year-to date comparable sales for these restaurants are positive and average weekly sales are in excess of $41,000. We look forward to welcoming this team of associates to Applebee's International. The addition of these restaurants will complement and provide increased depth to our company operations and will bring our company ownership to approximately 24% of the system total."

As a condition of this agreement, Apple Capitol has filed a voluntary Chapter 11 petition in the United States Bankruptcy Court for the Southern District of Florida. The acquisition of the restaurants is anticipated to close in the fourth quarter of 2002, subject to normal bankruptcy court bidding procedures, obtaining operating licenses and other third-party consents. Depending upon the ultimate closing date, the company expects the addition of these restaurants to have a neutral impact on fiscal year 2002 earnings and to be accretive to fiscal year 2003 earnings.



                                    - more -

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



July 16, 2002
Page 2


Apple Capitol acquired these restaurants from Avado Brands, Inc. (formerly Apple South, Inc.) in May 1999 in the final transaction relating to that franchisee's exit from the Applebee's system. Applebee's International has been working in coordination with Apple Capitol and its lender for several months to facilitate the sale of these restaurants through a voluntary bankruptcy process. The agreement commits Apple Capitol to operate the restaurants in accordance with historical operating standards until they are sold. Upon completion of the sale, Apple Capitol will cease to be an Applebee's franchisee.

Applebee's International, Inc., headquartered in Overland Park, Kan., develops, franchises and operates restaurants under the Applebee's Neighborhood Grill and Bar brand, the largest casual dining concept in the world. There are currently 1,427 Applebee's restaurants operating system-wide in 49 states and seven international countries. Additional information on Applebee's International can be found at the company's website (www.applebees.com).

Certain statements contained in this release are forward looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described, including but not limited to the ability of the company and its franchisees to open and operate additional restaurants profitably, the continued growth of its franchisees and its ability to attract and retain qualified franchisees, the impact of intense competition in the casual dining segment of the restaurant industry and its ability to control restaurant operating costs which are impacted by market changes, minimum wage and other employment laws, food costs and inflation. For additional discussion of the principal factors that could cause actual results to be materially different, the reader is referred to the company's current report on Form 8-K filed with the Securities and Exchange Commission on July 16, 2002. The company disclaims any obligation to update these forward-looking statements.

                                      # # #




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



                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                              APPLEBEE'S INTERNATIONAL, INC.
                                              (Registrant)


Date:      July 16, 2002                   By: /s/  Steven K. Lumpkin
         ---------------------                 -----------------------
                                               Steven K. Lumpkin
                                               Executive Vice President and
                                               Chief Financial Officer



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